Exhibit 10.2

XCF Global, Inc.

July 10, 2025

Randall Soule

Dear Randy:

In connection with that certain Promissory Note dated as of May 30, 2025 (the “Promissory Note”) issued by Focus Impact BH3 NewCo, Inc. (“NewCo”), as the Borrower, to Helena Global Investment Opportunities 1 Ltd (“Helena”), as the Noteholder, you agreed to cause to be transferred to the Noteholder such number of shares of common stock of XCF Global Capital, Inc. (the “Company”) held by you such that upon the closing of the proposed business combination (the “Business Combination”) between the Company, NewCo, Focus Impact BH3 Acquisition Company and the other parties to the related Business Combination Agreement, Helena Entity shall have registered in its name two million (2,000,000) shares of Class A Common Stock of NewCo (n/k/a XCF Global, Inc.) (“XCF”), which resulted in your transfer of 2,840,000 shares of the Company’s common stock to the Noteholder.

By agreement between you and the Company dated May 30, 2025, in consideration of your agreement to transfer the shares to the Noteholder, the Company issued your 2,840,000 shares of the Company’s common stock (the “Replacement Shares”), and upon completion of the Business Combination, you received 1,949,015 shares of Class A Common Stock of XCF.

As provided in Section 11.2 of the Promissory Note, under the circumstances set forth therein, the Noteholder is obligated to return certain shares of Class A Common Stock to you, and in the event that any shares of Class A Common Stock are required to be returned to you by the Noteholder pursuant to the terms of the Promissory Note, you agreed to transfer such shares to XCF without further consideration. As a result of the execution and delivery of Amendment No. 1 to the Promissory Note, dated as of July 10, 2025, by the Noteholder, XCF and you, the parties agreed that in lieu of the Noteholder returning shares to you as provided in Section 11.2, the Noteholder would pay XCF the amount provide in Amendment No. 1. As a result, you hereby agree to return to XCF 1,173,164 shares of Class A Common Stock (representing the number of shares of Class A Common Stock that would otherwise have been returned to you under Section 11.2 of the Promissory Note), and that upon such transfer, you will have no further rights in and to such shares of Class A Common Stock. In connection with such transfer, you grant XCF a limited power of attorney for the purpose of effectuating the foregoing transfer, and agree to take any and all action reasonably requested by XCF or XCF’s transfer agent necessary to effectuate such transfer.

This agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior discussions, understandings or agreements between us.

Notwithstanding the place where this agreement may be executed by either of the parties hereto, the parties expressly agree that this agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules and (ii) the venue for any action taken with respect to this agreement shall be the courts of the State of Nevada; provided that if subject matter jurisdiction over such action is vested exclusively in the United States federal courts, such action shall be heard in the United States District Court for the District of Nevada.

Sincerely,

XCF Global, Inc.	AGREED AND ACCEPTED:

By: /s/ Mihir Dange	/s/ Randy Soule
Name: Mihir Dange, Chief Executive Officer	Randall Soule